Exhibit 99.1

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

NEWS RELEASE

For Immediate Release

INVESTOR RELATIONS CONTACT:

Abram G. Koser, Vice President, Investor Relations

(717) 625-6305, ir@susquehanna.net

MEDIA RELATIONS CONTACT:

Stephen Trapnell, Corporate Communications Manager

(717) 625-6548, communications@susquehanna.net

Susquehanna Bancshares Inc. Completes Acquisition

of Tower Bancorp Inc.

LITITZ, Pa. (February 18, 2012) – Susquehanna Bancshares Inc. (Nasdaq: SUSQ) completed its acquisition of Tower Bancorp Inc. (Nasdaq: TOBC) on February 17, 2012, creating Pennsylvania’s largest community bank.

Tower’s bank branches in central and southeastern Pennsylvania as well as Maryland – which operated under the Graystone, Tower and 1N Bank divisions – will open after the Presidents’ Day weekend as Susquehanna Bank offices. With the acquisition, Susquehanna has $17.5 billion in assets and 261 offices in Pennsylvania, Maryland, New Jersey and West Virginia. The bank has approximately $12.4 billion in deposits and $12.5 billion in loans.

“Graystone Tower Bank built a great reputation for serving their customers and communities, and we are pleased to welcome their customers, employees and shareholders to Susquehanna,” said William J. Reuter, Chairman and Chief Executive Officer of Susquehanna Bancshares. “This merger enhances our presence in key markets, expands our branch network into several new counties, and positions us to grow and strengthen our company.”

Susquehanna Bank is one of the top three banks by market share in 14 of the counties it serves. The addition of Graystone Tower Bank’s branches significantly increased Susquehanna’s branch network in Chester County, as well as in central Pennsylvania. In addition, Susquehanna Bank acquired branches for the first time in State College and in Fulton and Lebanon counties in Pennsylvania. Graystone’s wealth management business, headquartered in Chester County, will become part of Susquehanna Wealth Management.

“With Susquehanna Bank, we offer customers a wide array of financial products and services to meet any need they may have, along with a convenient network of branch offices and staff dedicated to personal service,” said Andrew Samuel, Tower’s Chairman and Chief Executive Officer, who joined Susquehanna as President and Chief Revenue Officer.

In conjunction with the merger, three members of Tower’s Board of Directors have joined the Boards of Directors of Susquehanna Bancshares Inc. and Susquehanna Bank: Samuel, Jeffrey F. Lehman, President and Chief Executive Officer of Shank’s Extracts Inc., Lancaster, Pa., and

Robert E. Poole, Jr., Chairman, President and Chief Executive Officer of S&A Homes Inc., State College, Pa.

In the transaction, each share of Tower common stock outstanding immediately prior to completion of the merger was converted into the right to receive 3.4696 shares of Susquehanna common stock or $28.00 in cash, subject to proration so that $88 million of the aggregate consideration is paid in cash.

Susquehanna was advised in this transaction by J.P. Morgan Securities LLC, as financial advisor and Morgan, Lewis & Bockius LLP as legal counsel. Tower was advised by Keefe, Bruyette & Woods as financial advisor and Rhoads & Sinon LLP as legal counsel.

Susquehanna Bancshares, Inc. is a financial services holding company with assets of $17.5 billion. Its largest subsidiary is Susquehanna Bank, which provides commercial banking services to consumers and businesses through 261 branch offices in Pennsylvania, New Jersey, Maryland and West Virginia. Through Susquehanna Wealth Management, the holding company also offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $7.4 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. For more information, please visit www.susquehanna.net.